Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma information presents financial data as of March 31, 2006 and for the year ended December 31, 2005 and for the three months ended March 31, 2006 for ABI after giving effect to the completion of the pending merger of ABI into APP.

The pro forma financial data give effect to the merger under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. As a result of the implied acquisition of the APP minority interest in the merger and effective with the merger’s closing, purchase accounting will apply to APP to the extent of APP’s minority ownership interest. Accordingly, the book value of APP’s net assets will be adjusted to reflect the excess of the minority interest’s estimated fair value of APP over their related share of APP’s historical book value. Therefore, the pro forma financial information includes adjustments, which are based upon preliminary estimates, to reflect excess of the minority interest’s estimated fair value of APP over the related historical book value. The final allocation of the excess of the fair market value over the historical book value will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of APP’s in-process research and development, tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the merger. The final determination of tangible and intangible assets may result in in-process research and development, depreciation and amortization expense that is substantially different from these preliminary estimates.

The unaudited pro forma condensed consolidated financial statements combine the historical condensed consolidated financial statements of APP and ABI, giving effect to the merger as if it had been effective on March 31, 2006 with respect to the unaudited pro forma condensed consolidated balance sheet, and as of the January 1, 2005 with respect to the unaudited pro forma condensed consolidated statements of operations.

The information as of and for the three months ended March 31, 2006 is derived from the unaudited consolidated financial statements, including the related notes, of ABI as of and for the three months ended March 31, 2006 included elsewhere in this Form 8-K/A. The information for the year ended December 31, 2005 is derived from the audited consolidated financial statements, including the related notes, of ABI included in the Definitive Information Statement dated March 13, 2006, as adjusted to reflect the adoption of the provisions of FAS 123(R), effective January 1, 2006, using a modified version of the retrospective application.

Additionally, the pro forma condensed statements of operations reflects the impact of ABI’s issuance of restricted stock units under ABI’s restricted unit plans as contemplated by the merger agreement and assumed by APP as part of the merger. See Note 1 – Basis of Presentation for additional information.

The combined company expects to incur an estimated additional $5 million in professional fees and organization costs in connection with the pending merger and such costs have been reflected in the unaudited pro forma condensed balance sheet at March 31, 2006. This amount is in addition to the approximately $11.5 million that ABI and APP have already recorded in connection with the pending merger in its historical consolidated financial statements for prior periods.

The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had APP and ABI been merged throughout the periods presented. APP has included in the pro forma condensed consolidated financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2006

(in thousands)

(unaudited)

	ABI consolidated	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$58,017	$—		$58,017
Short-term investments	100,292	—		100,292
Accounts receivable, net	19,757	—		19,757
Inventories	179,821	16,494	(1)	196,315
Prepaid expenses and other current assets	20,115	1,913	(6)	22,028
Deferred income taxes	15,844	—		15,844

Total current assets	393,846	18,407		412,253
Property, plant and equipment, net	158,034	6,093	(2)	164,127
Investment in Drug Source Co., LLC	3,310	—		3,310
Intangible assets and other non-current assets, net	12,851	455,054	(4)	467,905
In-process research and development	—	105,703	(5)	—
		(105,703)	(5)
Deferred income taxes, noncurrent	5,788	28,000	(3)	33,788
Non-current receivables from related parties	494	—		494
Deferred financing costs, net	567	—		567
Goodwill	—	406,284	(4)	406,284

Total assets	$574,890	$913,838		$1,488,728

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,890	$—		$31,890
Accrued liabilities	56,659	5,000	(6)	61,659
Deferred revenue	17,651	—		17,651
Minimum royalties payable	1,029	—		1,029
Short-term debt	—	214,000	(7)	214,000

Total current liabilities	107,229	219,000		326,229
Deferred income taxes	—	180,367	(8)	180,367
Long-term debt	214,000	(214,000)	(7)	—
Other non-current liabilities	1,400	—		1,400

Total liabilities	322,629	185,367		507,996
Minority interests	175,925	(175,925)	(9)	—
Stockholders’ equity:
Common stock	20,973	797,903	(10)	1,006,159
		175,925	(9)
		11,358	(11)	—
Retained earnings	53,265	28,000	(3)	(27,525)
		(105,703)	(5)
		(3,087)	(6)
Accumulated other comprehensive income	2,098	—		2,098

Total stockholders’ equity	76,336	904,396		980,732

Total liabilities and stockholders’ equity	$574,890	$913,838		$1,488,728

Pro Forma Condensed Consolidated Statement of Income for the Three Months Ended March 31, 2006

(in thousands, except per share data)

(unaudited)

	ABI Consolidated	Pro forma Adjustments		Pro Forma
Net Sales	$144,528	$—		$144,528
Cost of sales	58,080	—		58,080

Gross profit	86,448	—		86,448
Operating expenses:
Research and development	19,608	1,313	(12)	20,921
Selling, general, and administrative	41,272	437	(12)	41,709
Equity in net income of Drug Source Company, LLC	(476)	—		(476)
Amortization of identifiable intangible assets	—	13,499	(13)	13,499

Total operating expenses	60,404	15,249		75,653

Income from operations	26,044	(15,249)		10,795
Interest income	850	—		850
Interest expense	(3,265)	—		(3,265)
Other expense, net	244	—		244
Minority interests	(9,342)	9,342	(14)	—

Income before income taxes	14,531	(5,907)		8,624
Provision for income taxes	12,647	(5,833)	(15)	6,814

Net income	$1,884	(74)		$1,810

Income per common share:
Basic				$0.01	(16)

Diluted				$0.01	(16)

Share used in the calculation of income per common share:
Basic				158,703	(16)
Diluted				159,999	(16)

Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2005

(in thousands, except per share data)

(unaudited)

	ABI Consolidated	Pro forma Adjustments		Pro Forma
Net Sales	$520,757	$—		$520,757
Cost of sales	227,235	—		227,235

Gross profit	293,522	—		293,522
Operating expenses:
Research and development	56,471	11,250	(12)	67,721
Selling, general, and administrative	151,525	1,750	(12)	153,275
Equity in net income of Drug Source Company, LLC	(1,802)	—		(1,802)
Amortization of identifiable intangible assets	—	53,997	(13)	53,997

Total operating expenses	206,194	66,997		273,191

Income from operations	87,328	(66,997)		20,331
Interest income	1,419	—		1,419
Interest expense	(6,563)	—		(6,563)
Other expense, net	(663)	—		(663)
Minority interests	(25,875)	25,875	(14)	—

Income before income taxes	55,646	(41,122)		14,524
Provision for income taxes	37,989	(25,626)	(15)	12,363

Net income	$17,657	(15,496)		$2,161

Income per common share:
Basic				$0.01	(16)

Diluted				$0.01	(16)

Share used in the calculation of income per common share:
Basic				157,923	(16)
Diluted				160,150	(16)

Note 1 – Basis of Presentation

On April 18, 2006, ABI completed a merger with and into APP, its former majority-owned subsidiary, pursuant to the terms of the Agreement and Plan of Merger dated November 27, 2005 that APP entered into with ABI and certain shareholders of ABI. On April 18, 2006, APP’s certificate of incorporation was amended to change our name to “Abraxis BioScience, Inc.” and to increase to 350,000,000 the number of shares of our common stock that we are authorized to issue.

In connection with the merger, APP issued to the shareholders of ABI 133,868,443 shares of its common stock, of which 8,609,652 shares were placed into escrow pursuant to the terms of an escrow agreement entered into between APP, a representative of the ABI shareholders and Fifth Third Bank, as escrow agent. The escrow agreement sets forth the mechanism for disbursement of the escrow funds. The 47,984,160 shares of APP’s common stock that had been held by ABI prior to the closing of the merger were cancelled.

In addition and as contemplated by the merger agreement, APP entered into a corporate governance and voting agreement and a registration rights agreement with certain shareholders of ABI. The corporate governance and voting agreement sets forth certain agreements with the controlling shareholder and his affiliated entities regarding governance and voting matters relating to our company after the consummation of the merger. The registration rights agreement sets forth certain registration obligations by APP with respect to APP’s common stock received by the former ABI shareholders in connection with the merger.

As a part of the merger, APP also assumed two restricted unit plans established by ABI prior to the closing of the merger. Under the terms of first restricted stock unit plan or RSU Plan I, the units granted under that plan vested upon the completion of the merger. As a result, the holders of these units received the right to acquire an aggregate 212,239 shares of APP’s common stock upon the closing of the merger. The 212,239 shares of APP’s common stock issuable upon the vesting of these units reduced the number of shares otherwise issuable to the shareholders of ABI at the effective time of the merger under the terms of the merger agreement. Under the terms of the second restricted unit plan assumed by APP in connection with the merger, the RSU Plan II, the units granted thereunder will vest one-half on the second anniversary of the merger and the balance on the fourth anniversary of the merger. The units convert into the right to receive a number of shares of Abraxis’ common stock determined on each vesting date determined by the notional price that vests on such date divided by Abraxis’ average trading price over the three days prior to vesting; except that if the average trading price of Abraxis’ stock price is less than $28.27, then the notional price is divided by $28.27. The maximum number of Abraxis shares that may be issuable under this restricted unit plan is 3,325,080 shares.

On April 18, 2006, APP entered into an agreement with RSU Plan LLC, or the RSU LLC, an entity that is beneficially owned and controlled by the ABI shareholders existing prior to the merger, including entities controlled by Dr. Soon-Shiong and owns a sufficient number of shares of our common stock to satisfy our obligations under the RSU Plan II. Under the terms of this agreement, the RSU LLC has agreed that prior to the date on which restricted stock units issued pursuant to the RSU Plan II become vested, RSU LLC will deliver, or cause to be delivered, to us the number of our shares of common stock or cash, or a combination thereof, in an amount sufficient to satisfy the obligations to participants under the RSU Plan II of the vested restricted units. Abraxis is required to satisfy its obligations under the RSU Plan II by paying to the participants in the RSU Plan II cash and/or shares of Abraxis common stock in the same proportion as was delivered by the RSU LLC. The intention of this agreement is to have RSU LLC satisfy Abraxis obligations under RSU Plan II so that there would not be any further dilution to our stockholders as a result of Abraxis assumption of the RSU Plan II.

As a result of the implied acquisition of the APP minority interest in the merger and effective with the merger’s closing, purchase accounting will apply to APP to the extent of APP’s minority ownership interests.

As of March 31, 2006, there were 24,880,638 shares of APP common stock held by the minority stockholders of APP, representing 34.1% of the total outstanding APP common shares as of March 31, 2006. Based on a $39.14 price for APP’s common stock, representing the weighted average of APP’s common stock for the period three days prior to and three days subsequent to the merger announcement date, the fair value of the minority interests as of March 31, 2006 totaled $973.8 million. This amount represents the estimated fair market value assigned to the shares owned by minority interests and will be referred to as the purchase price attributed to minority interests. The book value of APP’s shares owned by minority interests as of March 31, 2006 approximated $175.9 million, resulting in an estimated increase, or step-up, of APP’s minority interests by $797.9 million as of March 31, 2006. The preliminary purchase price allocation of the fair value attributable to APP’s minority interests as of March 31, 2006 was as follows (in millions):

Working capital and other assets	$132.0
Property, plant and equipment	55.2
In-process research and development	105.7
Identifiable intangible assets	455.0
Deferred tax liability	(180.4)
Goodwill	406.3

Total	$973.8

Following the merger, the fair value of the minority interests, including the step-up of $797.9 million, will be reflected as an increase in stockholders’ equity. The above allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of APP net assets, including the fair values of in-process research and development and other intangibles, as of the date of the merger. The excess of the purchase price attributed to minority interests over the minority interests’ pro-rata share of the fair values of the assets and liabilities of APP will be reflected as goodwill.

The amount allocated to in-process research and development represents the minority interests’ share of the estimated fair value of APP’s in-process technology for research projects that, as of the date closing date of the merger, will not have reached technological feasibility and have no alternative future use. For the purpose of the pro forma balance sheet as of March 31, 2006, $105.7 million of the step-up of the minority interests has been allocated to in-process research and development, including $83.4 million related to unapproved indications of Abraxane®. The amounts allocated to in-process research and development will be charged to expense in the statement of operations in the period the merger is consummated.

The total estimated amounts of goodwill and identifiable intangible assets attributed to the step-up of minority interest were $406.3 million and $455.0 million, respectively. The amount allocated to the identifiable intangible assets has been attributed to the following categories (in millions):

Abraxane® (primarily core and developed technology)	$270.0
Generics (primarily developed technology and customer relationships)	185.0

Total	$455.0

For the purposes of the pro forma statement of operations, identifiable intangible assets are amortized using the straight line method over the estimated useful life of the asset ranging from 7 to 15 years. The amount of identifiable intangible assets, the estimated useful lives and the acquired in-process research and development charge will be determined upon completion of a third-party valuation, and therefore, may differ significantly from the amounts presented in these unaudited pro forma condensed financial statements. To the extent the amounts and estimated useful lives are different from those presented above, the unaudited pro forma condensed consolidated financial statements could change significantly.

Note 2 – Pro Forma Adjustments

(1)	To record the estimated step-up of APP’s inventory attributable to minority interests from book value to fair value in accordance with SFAS 141. The fair value step-up of inventory will result in a $16.4 million decrease in gross margins as the inventory is sold following the merger. This impact has not been reflected in the pro forma condensed statement of income because it is a material non-recurring charge that will be reflected in operations in the 12-month period following the merger.

(2)	To record the estimated step-up of APP’s property, plant and equipment attributable to minority interests from book value to fair value in accordance with SFAS 141.

(3)	To record a deferred tax asset following the merger resulting from the removal of ABI’s historical valuation allowance. Prior to the consummation of the merger, ABI had expected to be unable to realize the tax benefit of certain tax losses and therefore, had recorded cumulative valuation allowances of approximately $28 million at March 31, 2006 to offset the tax benefit of deductible temporary differences and net operating loss carry-forwards. This adjustment will result in a $28 million tax benefit following the merger. This benefit has not been reflected in the pro forma condensed statement of income because it is a material non-recurring item that will be reflected in operations in the 12-month period following the merger.

(4)	To record the estimated fair value of identifiable intangible assets and goodwill attributable to the step-up of the minority interests to estimated fair value.

(5)	To record the estimated fair value of APP’s in-process research and development attributable to minority interests. Because this expense is directly attributable to the merger and will not have a continuing impact, it is not reflected in the pro forma condensed statement of income. However, this item will be recorded as an expense immediately following the merger.

(6)

To record the estimated remaining legal, financial and other advisory services expected to be incurred in connection with the merger and the related income tax effect as of March 31, 2006. This impact has not been reflected in the pro forma condensed statement of income because it is a non-recurring charge that will be reflected in operations in the 12-month period following the merger.

(7)	To reclassify the long-term debt to a current liability as the amounts outstanding under ABI’s credit facility would become due upon the closing of the merger.

(8)	To record the deferred taxes arising from the differences between the bases of identifiable tangible and intangible assets for financial statement and income tax purposes.

(9)	To eliminate the historical minority interests.

(10)	To reflect the estimated fair value step-up of minority interests.

(11)	To reclassify the minority stockholders’ share of the intercompany amounts due from ABI and the minority stockholders’ share of the future tax benefits associated with the $60.0 million intercompany licensing payment to ABI by APP in 2001 from minority interest liability to stockholders’ equity.

(12)	To reflect the non-cash stock compensation expenses associated with the vesting of units under the two restricted unit plans established by ABI prior to the closing of the merger and assumed by APP as part of the merger. The estimated total value of units issued under the restricted unit plans is approximately $34 million. The units granted under the first restricted stock units vested upon the completion of the merger while the units granted under the second restricted unit plan will vest one-half on the second anniversary of the merger and the balance on the fourth anniversary of the merger.

(13)	To reflect the amortization of identifiable intangible assets based on the estimated fair values and estimated useful lives assigned to these assets.

(14)	To eliminate the historical minority interest expense.

(15)	To reflect the tax effect of the pro forma adjustments, principally related to the amortization of identifiable intangible assets, at the combined company’s estimated marginal tax rate of 38.25%.

(16)	To reflect the net issuance of 86,096,522 additional APP shares in the merger (based on the issuance of 134,080,682 shares of APP, less cancellation of 47,984,160 shares of APP held by ABI prior to the merger).

The calculation of shares used in calculating the income (loss) per common share is as follows (in thousands):

Three months Ended March 31, 2006
Basic:
Shares used to calculate APP’s historical basic income per common share	72,606
Shares issued in the merger	86,097

Shares used to calculate the pro forma basic income per common share	158,703
Diluted:
Shares used to calculate APP’s historical diluted income per common share	73,902
Shares issued in the merger	86,097

Shares used to calculate the pro forma diluted income per common share	159,999

Year Ended December 31, 2005
Basic:
Shares used to calculate APP’s historical basic income per common share	71,826
Shares issued in the merger	86,097

Shares used to calculate the pro forma basic income per common share	157,923
Diluted:
Shares used to calculate APP’s historical diluted income per common share	74,053
Shares issued in the merger	86,097

Shares used to calculate the pro forma diluted income per common share	160,150